Exhibit 99.1

Forest Oil Announces Third Quarter 2012 Results

Third Quarter 2012 Average Net Sales Volumes of 339 MMcfe/d (34% Liquids compared to 27% Liquids in Third Quarter 2011)

Third Quarter 2012 Average Net Oil Sales Volumes of 8.9 MBbls/d; Organically Increased 29% from Third Quarter 2011 and 7% Sequentially

Extended Hogshooter Fairway with Successful Well at Camp South with an Average 24-Hour Maximum Production Rate of 1,600 Boe/d (71% Oil)

Completed Two Unrestricted Rate Eagle Ford Shale Wells with an Average 24-Hour Maximum Production Rate of 638 Boe/d

Completed Four Restricted Rate Eagle Ford Shale Wells with an Average 24-Hour Maximum Production Rate of 542 Boe/d

Continued Progress on Deleveraging Plan with Agreements to Sell Approximately $277 Million of Assets

Recent $500 Million Senior Notes Offering Increases Financial Flexibility

DENVER--(BUSINESS WIRE)--October 29, 2012--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results from continuing operations for the third quarter of 2012.

Forest noted the following results for the three months ended September 30, 2012:

  Average net sales volumes of 339 MMcfe/d organically increased 5% from the third quarter of 2011 and 1% from the second quarter of 2012
  Average oil net sales volumes of 8.9 MBbls/d organically increased 29% from the third quarter of 2011 and 7% from the second quarter of 2012
  Adjusted net earnings of $12 million compared to $29 million in the corresponding 2011 period
  Adjusted EBITDA of $134 million compared to $142 million in the corresponding 2011 period
  Adjusted discretionary cash flow of $97 million compared to $106 million in the corresponding 2011 period

Due primarily to a non-cash ceiling test write-down of $330 million and an $80 million impairment charge, Forest reported a net loss of $459 million, or $(3.97) per share, for the three months ended September 30, 2012.

Patrick R. McDonald, President and CEO, stated, “During the third quarter Forest made significant progress towards achieving the strategic objectives that we have communicated to our shareholders. Our divestiture program is off to a good start, with approximately $277 million in sales closed or pending. We will continue to focus on other non-core divestitures to improve our financial position and flexibility. We opportunistically took advantage of favorable high-yield market conditions to complete a $500 million Senior Notes offering, with proceeds used to redeem 50% of our outstanding Senior Notes due 2014. Importantly, our capital program is now closely aligned with our expected cash flow. Forest entered the fourth quarter operating five drilling rigs, all targeting oil or liquids-rich opportunities in our three core development areas. These actions have resulted in measurable achievements designed to better position Forest for the long-term.

“Operationally, we continue to execute on our development program by targeting higher-margin oil opportunities within our core Panhandle and Eagle Ford areas. During the third quarter, we opened up a new area of the Hogshooter play with a successful completion in the Camp South Area and we completed our first well targeting the Douglas oil horizon. These results continue to demonstrate the resource potential that exists within the oil zones of the Panhandle. In the Eagle Ford, we have introduced a drilling rig equipped with a “rig-walking” system that will allow for multi-well pad drilling in the central fairway. This should result in more efficient operations, while driving well costs lower and increasing our overall returns. Our focus on oil projects continues to generate positive results, as third quarter oil volumes increased 7% sequentially and 29% as compared to the third quarter of 2011.

“Forest made significant strides on all fronts during the most recent quarter; continued execution is critical in bringing forward the value of our assets. Everyone at Forest is focused on building upon the operational and financial momentum gained during the third quarter for the remainder of 2012 and into 2013.”

THIRD QUARTER 2012 RESULTS

For the three months ended September 30, 2012, Forest reported a net loss of $459 million, or $(3.97) per diluted share. This compares to Forest's net earnings from continuing operations of $60 million, or $0.52 per diluted share, in the corresponding 2011 period. The net loss in the third quarter of 2012 was affected by the following items:

  The effect of a ceiling test write-down of $330 million ($210 million net of tax)
  An impairment of $80 million primarily related to Forest’s South African properties ($51 million net of tax)
  An increase in the valuation allowance on deferred tax assets (primarily driven by the ceiling test write-down and impairments) of $170 million ($170 million net of tax)
  Unrealized losses on derivative instruments of $52 million ($33 million net of tax)
  Legal proceeding costs of $6 million ($4 million net of tax)
  Rig stacking costs of $3 million ($2 million net of tax)

Without the effect of these items, Forest's adjusted net earnings and earnings per share on a diluted basis for the three months ended September 30, 2012 decreased to $12 million, or $0.10 per diluted share, compared to $29 million, or $0.25 per diluted share, in the corresponding 2011 period. The decrease in adjusted earnings was primarily due to higher depletion expense in the third quarter of 2012 compared to the third quarter of 2011. Forest's adjusted EBITDA for the three months ended September 30, 2012 decreased to $134 million compared to $142 million in the corresponding 2011 period. Forest's adjusted discretionary cash flow for the three months ended September 30, 2012 decreased to $97 million compared to $106 million in the corresponding 2011 period.

Average Net Sales Volumes, Average Realized Prices, and Revenues

Forest's average net sales volumes for the three months ended September 30, 2012 increased 5% and 1% from the corresponding 2011 period and from the second quarter of 2012, respectively. The following table details the components of average net sales volumes, average realized prices, and revenues for the three months ended September 30, 2012:

	Three Months Ended September 30, 2012
	Gas	Oil	NGLs	Total
	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

Average Net Sales Volumes	224.9	8.9	10.1	339.1

Average Realized Prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

Average realized prices not including realized derivative gains	$2.48	$94.34	$29.48	$5.00
Realized gains on NYMEX derivatives	1.10	2.56	1.59	0.84
Average realized prices including realized derivative gains	$3.57	$96.90	$31.07	$5.84

Revenues (in thousands)	Gas	Oil	NGLs	Total

Revenues not including realized derivative gains	$51,241	$77,359	$27,414	$156,014
Realized gains on NYMEX derivatives	22,664	2,097	1,481	26,242
Revenues including realized derivative gains	$73,905	$79,456	$28,895	$182,256

Total Cash Costs

Forest's total cash costs for the third quarter of 2012 decreased 38% to $52 million, compared to $84 million in the corresponding 2011 period. Total cash costs per-unit for the third quarter of 2012 decreased 41% to $1.67 per Mcfe, compared to $2.83 per Mcfe in the corresponding 2011 period.

Total cash costs per-unit for the third quarter of 2012, pro forma for the current income tax credit associated with an income tax-carryback for cash taxes paid in 2009, decreased 3% to $2.74 per Mcfe, compared to $2.83 per Mcfe in the corresponding 2011 period.

The following table details the components of total cash costs for the comparative periods:

	Three Months Ended September 30,
	2012	Per Mcfe	2011	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$39,848	$1.28	$34,603	$1.16
General and administrative expense (excluding stock-based compensation of $3,474 and $8,832, respectively)	9,942	0.32	11,110	0.37
Interest expense	36,223	1.16	37,225	1.25
Current income tax expense	(33,830)	(1.08)	1,172	0.04
Total cash costs	$52,183	$1.67	$84,110	$2.83
Current income tax credit/income tax-carryback	33,327	1.07	-	-
Pro forma total cash costs	$85,510	$2.74	$84,110	$2.83

_________________________

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance. Forest defines total cash costs as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest's per-unit depreciation and depletion expense for the three months ended September 30, 2012 increased 30% to $2.37 per Mcfe compared to $1.83 per Mcfe in the corresponding 2011 period. The increase was primarily the result of higher finding and development costs associated with Forest's oil- and liquids-focused capital expenditure program.

Ceiling Test Write-Down, Property Impairments, and Deferred Tax Asset Valuation Allowance

Forest recorded a non-cash ceiling test write-down of $330 million in the third quarter of 2012 pursuant to the ceiling test limitation prescribed by the Securities and Exchange Commission for companies using the full cost method of accounting. The write-down was primarily a result of a $0.32 per Mcf decrease in the natural gas price used and lower natural gas liquids price used in the ceiling test calculation in the third quarter of 2012 compared to the second quarter of 2012.

Forest recorded a $67 million impairment of its unproved properties in South Africa during the third quarter of 2012 as it was determined that the Company would likely not recover the carrying amount of its investment in the South Africa properties. Forest also recorded an impairment of $13 million related to the recently-announced sale of its East Texas natural gas gathering assets which reduced the carrying amount of the assets to the final expected sales price.

Primarily as a result of this quarter’s ceiling test write-down and property impairments, Forest recorded a valuation allowance against its deferred tax assets of $170 million.

Total Capital Expenditures

Forest's exploration and development capital expenditures for the three months ended September 30, 2012 were $166 million, compared to $182 million in the corresponding 2011 period. For the second half of 2012, Forest intends to invest between $240 million and $260 million for capital expenditures.

Forest’s land and leasehold acquisition costs for the three months ended September 30, 2012 were $7 million, compared to $76 million in the corresponding 2011 period. The land and leasehold acquisitions in 2011 were a result of Forest's decision to expand exposure to prospective oil- and liquids-rich areas.

The following table summarizes total capital expenditures for the comparative periods (in thousands):

	Three Months Ended September 30,
	2012	2011

Exploration and development	$165,885	$181,822
Land and leasehold acquisitions	6,977	75,804
	172,862	257,626

Add:
ARO, capitalized interest, and capitalized equity compensation	6,455	11,844
Total capital expenditures	$179,317	$269,470

Asset Divestiture Update

Since embarking on its deleveraging plan in early July, Forest has completed, or has under contract, transactions totaling approximately $277 million. This includes the recently-announced agreement to sell South Louisiana properties for $220 million; the sale of East Texas natural gas gathering assets for $34 million; approximately 5,600 net acres in the Eagle Ford Shale for approximately $15 million; and other miscellaneous properties for approximately $8 million. Forest will continue to focus on non-core asset divestitures to improve the Company’s financial flexibility. The following table details the third quarter of 2012 average daily production volumes for the divested properties as well as the proved reserves associated with these properties as of December 31, 2011.

	Estimated Proceeds	3Q12 Production	Proved Reserves at December 31, 2011
Transaction	($MM)	(MMcfe/d)	(Bcfe)

South Louisiana Properties	220	20	45
East Texas Natural Gas Gathering Assets	34	-	-
Eagle Ford Shale Acreage	15	-	-
Miscellaneous Properties	8	2	7

Total	277	22	52

OPERATIONAL PROJECT UPDATE

Panhandle Area

Forest holds approximately 178,000 gross acres (108,000 net) in the Panhandle Area. The Company continues to focus drilling activities on the Missourian Wash (Hogshooter), Cleveland, Tonkawa, and Douglas oil formations. Forest entered the third quarter of 2012 operating five rigs in the Panhandle Area and is currently running a two-rig drilling program.

Highlighting drilling activity since Forest’s last earnings release, the productive boundary of the Hogshooter play was successfully extended with a completion in the Camp South Area, which is located north of the Frye Ranch Area. The initial well (100% WI) came online with an average 24-hour maximum production rate of 1,128 Bbls/d of oil, 216 Bbls/d of NGLs, and 1.4 MMcf/d of natural gas, for a total equivalent rate of 1,600 Boe/d (71% oil).

In addition, a Missourian Wash Hogshooter well (98% working interest) was completed in the Frye Ranch Area with an average 24-hour maximum production rate of 1,357 Bbls/d of oil, 442 Bbls/d of NGLs, and 1.4 MMcf/d of natural gas, for a total equivalent rate of 2,030 Boe/d (67% oil). To date, Forest has completed seven Hogshooter wells in the Frye Ranch Area that have had an average 24-hour maximum production rate of 2,600 Boe/d (68% oil).

Forest completed its first well targeting the Douglas interval during the third quarter in Hemphill County, Texas. This well (57% working interest) had an average 24-hour maximum production rate of 715 Boe/d (62% oil). The Douglas interval is one of the shallowest oil zones located in the Panhandle and a development well is expected to cost approximately $4.5 million. Forest has 25 Douglas locations identified, with additional acreage being reviewed for prospectivity.

Eagle Ford Shale

Forest holds approximately 100,000 gross acres (91,000 net) in the oil-bearing section of the Eagle Ford Shale play.

Drilling in the Eagle Ford continues to be focused in the central fairway of Forest’s acreage position, where the Company has experienced the most consistent results and has the largest, most contiguous block of acreage. Forest is currently operating a two-rig drilling program and expects to hold approximately 40,000 net acres over the next several years.

Forest continues to make progress on reducing well costs and recently equipped one of its drilling rigs with a “rig-walking” system that will allow for multi-well pad drilling in the central fairway. It is expected that a four-well pad location can be drilled in 65 days as compared to four single-well site locations requiring 84 drill days. As a result of the drilling efficiencies and other synergies, it is expected that the cost to drill an Eagle Ford pad well can be reduced to between $5.5 million and $6.0 million depending on the lateral length, number of fracture stimulation stages, and the amount of sand that is used. This results in per-well savings of approximately 8-15% over a single-well approach and is expected to enhance the economics of Forest’s Eagle Ford program.

Since Forest’s last earnings release, two Eagle Ford wells were completed within the central fairway that had an average 24-hour maximum production rate of 638 Boe/d (95% oil). In an effort to optimize reserve recovery and well productivity, while lowering wells costs, Forest completed four wells as part of a restricted-rate pilot program that began producing at an average 24-hour maximum production rate of 542 boe/d (95% oil). Early results from the restricted-rate initiative are being evaluated, and the Company will continue to monitor the performance of the pilot wells before making a decision to implement the program more broadly.

Average net sales volumes from the Eagle Ford in the third quarter of 2012 increased 50% to 1,800 Boe/d as compared to second quarter 2012 volumes of 1,200 Boe/d.

East Texas

Forest holds approximately 163,000 gross acres (123,000 net) in the East Texas / North Louisiana area.

Since Forest's last earnings release, one horizontal Cotton Valley well (100% working interest) in East Texas was completed with an average 24-hour maximum production rate of 13 MMcfe/d (39% liquids).

The Company plans to continue a one-rig drilling program targeting the liquids-rich Cotton Valley formation in the fourth quarter.

NATURAL GAS, NATURAL GAS LIQUIDS, AND OIL DERIVATIVES

As of October 29, 2012, Forest had natural gas, natural gas liquids, and oil derivatives in place for the remainder of 2012 through 2014 covering the aggregate average daily volumes and weighted average prices shown below. Since the last earnings release, Forest added 4 MBbls/d of Calendar 2013 oil swaps at $95.53 per barrel and 40 Bbtu/d of Calendar 2014 natural gas swaps at $4.50 per MMBtu.

	Oct - Dec
	2012	2013	2014
Natural gas swaps:
Contract volumes (Bbtu/d)	155.0	160.0	40.0
Weighted average price (per MMBtu)	$4.63	$3.98	$4.50

Natural gas liquids swaps:
Contract volumes (MBbls/d)	2.0	-	-
Weighted average price (per Bbl)	$45.22	$-	$-

Oil swaps:
Contract volumes (MBbls/d)	4.5	4.0	-
Weighted average price (per Bbl)	$97.26	$95.53	$-

In connection with several swaps shown in the table above, Forest granted swaption instruments to counterparties in exchange for Forest receiving premium hedged prices on the swaps. The table below sets forth the outstanding swaptions as of October 29, 2012:

	2013	2014	2015
Natural gas swaptions:
Contract volumes (Bbtu/d)	40.0	40.0	-
Weighted average price (per MMBtu)	$4.02	$4.50	$-

Oil swaptions:
Contract volumes (MBbls/d)	2.0	5.0	3.0
Weighted average price (per Bbl)	$95.00	$105.80	$100.00

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net earnings (loss) from continuing operations as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings from continuing operations (adjusted net earnings), which is a non-GAAP performance measure. Adjusted net earnings consists of net earnings (loss) from continuing operations after adjustment for those items shown in the table below. Adjusted net earnings does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings (loss) from continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings (loss) from continuing operations and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss) from continuing operations, the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended September 30,
	2012	2011

Net earnings (loss) from continuing operations	$(458,552)	$59,610

Ceiling test write-down of oil and natural gas properties, net of tax	210,480	-
Change in valuation allowance on deferred tax assets	170,065	-
Impairment of properties, net of tax	50,731	-
Stock-based compensation expense attributable to the spin-off, net of tax	-	4,228
Rig stacking, net of tax	1,750	-
Unrealized losses (gains) on derivative instruments, net of tax	33,048	(34,831)
Legal proceeding costs, net of tax	4,085	-
Adjusted net earnings	$11,607	$29,007

Earnings attributable to participating securities	274	1,256
Adjusted net earnings for diluted earnings per share	$11,333	$27,751

Weighted average number of diluted shares outstanding	115,417	112,162

Adjusted diluted earnings per diluted share	$0.10	$0.25

Adjusted EBITDA

In addition to reporting net earnings (loss) from continuing operations as defined under GAAP, Forest also presents adjusted net earnings before interest, income taxes, depreciation, depletion, and amortization from continuing operations (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings (loss) from continuing operations after adjustment for those items shown in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings (loss) from continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest's management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings (loss) from continuing operations and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss) from continuing operations, the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended September 30,
	2012	2011

Net earnings (loss) from continuing operations	$(458,552)	$59,610

Income tax expense	7,280	34,556
Interest expense	36,223	37,225
Ceiling test write-down of oil and natural gas properties	329,957	-
Impairment of properties	79,529	-
Depreciation, depletion, and amortization	73,845	54,323
Unrealized losses (gains) on derivative instruments, net	51,795	(54,548)
Stock-based compensation	2,970	9,732
Accretion of asset retirement obligations	1,719	1,539
Legal proceeding costs	6,404	-
Rig stacking	2,744	-
Adjusted EBITDA	$133,914	$142,437

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities of continuing operations as defined under GAAP, Forest also presents adjusted discretionary cash flow of continuing operations (adjusted discretionary cash flow), which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of net cash provided by operating activities of continuing operations after adjustment for those items shown in the table below. This measure does not represent, and should not be considered an alternative to, GAAP measurements such as net cash provided by operating activities of continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest's management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in operating assets and liabilities, which fluctuate due to the timing of collections of receivables and the settlements of liabilities, and other items. Forest's management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections. This measure does not represent the residual cash flow available for discretionary expenditures. Forest’s management does not view adjusted discretionary cash flow in isolation and also uses other measurements, such as net cash provided by operating activities of continuing operations to measure operating performance. The following table provides a reconciliation of net cash provided by operating activities of continuing operations, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended September 30,
	2012	2011

Net cash provided by operating activities of continuing operations	$109,401	$111,765

Changes in operating assets and liabilities:
Accounts receivable	10,007	3,255
Other current assets	(2,121)	2,179
Accounts payable and accrued liabilities	(22,783)	(3,527)
Accrued interest and other	29,669	(7,617)
Current income tax credit/income tax-carryback (1)	(33,327)	-
Legal proceeding costs(1)	6,404	-

Adjusted discretionary cash flow	$97,250	$106,055
(1)	The current income tax credit/income tax-carryback and legal proceeding costs are non-recurring cash-settled items. Including the effect of these items, adjusted discretionary cash flow for the three months ended September 30, 2012 would have been $124 million.

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest's management uses net debt to assess Forest's indebtedness. The following table sets forth the components of net debt (in thousands):

	September 30, 2012		June 30, 2012
	Principal	Book(1)	Principal	Book(1)
Credit facility	$-	$-	$348,000	$348,000
7% Senior subordinated notes due 2013	12	12	12	12
8 1/2% Senior notes due 2014 (2)	600,000	591,980	600,000	590,513
7 1/4% Senior notes due 2019	1,000,000	1,000,379	1,000,000	1,000,393
7 1/2% Senior notes due 2020 (2)	500,000	500,000	-	-
Total debt	2,100,012	2,092,371	1,948,012	1,938,918

Less: cash and cash equivalents	39,169	39,169	680	680

Net debt	$2,060,843	$2,053,202	$1,947,332	$1,938,238
(1)	Book amounts include the principal amount of debt adjusted for unamortized net discounts on the issuance of certain senior notes of $(8) million and $(9) million at September 30, 2012 and June 30, 2012, respectively.

(2)	In September 2012, Forest issued $500 million in 7 1/2% senior notes due September 15, 2020. A portion of the proceeds were used in October 2012 to redeem 50% of our $600 million 8 1/2% senior notes due February 15, 2014.

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, October 30, 2012, at 9:00 AM MT to discuss the release. You may access the call by dialing toll-free 866.700.6067 (for U.S./Canada) and 617.213.8834 (for International) and request the Forest Oil teleconference (ID # 24150095). The conference call will also be webcast live on the Internet and can be accessed by going to the Forest Oil website at www.forestoil.com in the “Investor Relations” section of the website. A Q&A period will follow.

A replay of the conference call will be available through November 14, 2012. You may access the replay by dialing toll free 888.286.8010 (for U.S./Canada) and 617.801.6888 (for International), conference ID # 59332773. An archive of the conference call webcast will also be available at www.forestoil.com in the “Investor Relations” section of the website.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, liquids and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's estimated proved reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

October 29, 2012

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$39,169	$3,012
Accounts receivable	77,210	79,089
Derivative instruments	43,853	89,621
Other current assets	16,278	38,950
Total current assets	176,510	210,672

Net property and equipment	2,260,562	2,651,116

Deferred income taxes	9,851	231,116
Goodwill	239,420	239,420
Derivative instruments	5,273	10,422
Other assets	90,762	38,405
	$2,782,378	$3,381,151

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$189,753	$247,880
Accrued interest	29,663	23,259
Derivative instruments	7,759	28,944
Deferred income taxes	9,851	20,172
Current portion of long-term debt	296,002	-
Other current liabilities	20,743	20,582
Total current liabilities	553,771	340,837

Long-term debt	1,796,369	1,693,044
Asset retirement obligations	79,133	77,898
Derivative instruments	16,640	-
Other liabilities	93,688	76,259
Total liabilities	2,539,601	2,188,038

Shareholders' equity:
Common stock	11,823	11,454
Capital surplus	2,538,129	2,486,994
Accumulated deficit	(2,289,461)	(1,287,063)
Accumulated other comprehensive loss	(17,714)	(18,272)
Total shareholders' equity	242,777	1,193,113

	$2,782,378	$3,381,151

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	September 30,
	2012	2011
	(In thousands, except per share amounts)

Revenues:
Oil, gas, and NGL sales	$156,014	$174,012
Interest and other	54	109
Total revenues	156,068	174,121

Costs, expenses, and other:
Lease operating expenses	27,426	23,480
Production and property taxes	8,842	7,926
Transportation and processing costs	3,580	3,197
General and administrative expense	13,416	19,942
Depreciation, depletion, and amortization	73,845	54,323
Ceiling test write-down of oil and natural gas properties	329,957	-
Impairment of properties	79,529	-
Interest expense	36,223	37,225
Realized and unrealized losses (gains) on derivative instruments, net	22,795	(65,961)
Other, net	11,727	(177)
Total costs, expenses, and other	607,340	79,955
Earnings (loss) from continuing operations before income taxes	(451,272)	94,166
Income tax	7,280	34,556
Net earnings (loss) from continuing operations	(458,552)	59,610
Net earnings from discontinued operations	-	28,108
Net earnings (loss)	(458,552)	87,718
Less: net earnings attributable to noncontrolling interest	-	4,923
Net earnings (loss) attributable to Forest Oil Corporation common shareholders	$(458,552)	$82,795

Weighted average number of common shares outstanding:
Basic	115,417	111,810
Diluted	115,417	112,162

Basic and diluted earnings (loss) per common share attributable to Forest Oil Corporation common shareholders:
Earnings (loss) from continuing operations	$(3.97)	$0.52
Earnings from discontinued operations	-	0.20
Basic and diluted earnings (loss) per common share	$(3.97)	$0.72

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	September 30,
	2012	2011
	(In thousands)
Operating activities:
Net earnings (loss)	$(458,552)	$87,718
Less: net earnings from discontinued operations	-	28,108
Net earnings (loss) from continuing operations	(458,552)	59,610

Adjustments to reconcile net earnings (loss) from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation, depletion, and amortization	73,845	54,323
Deferred income tax	41,110	33,384
Unrealized losses (gains) on derivative instruments, net	51,795	(54,548)
Ceiling test write-down of oil and natural gas properties	329,957	-
Impairment of properties	79,529	-
Stock-based compensation	2,970	9,732
Accretion of asset retirement obligations	1,719	1,539
Other, net	1,800	2,015
Changes in operating assets and liabilities:
Accounts receivable	(10,007)	(3,255)
Other current assets	2,121	(2,179)
Accounts payable and accrued liabilities	22,783	3,527
Accrued interest and other	(29,669)	7,617
Net cash provided by operating activities of continuing operations	109,401	111,765

Investing activities:
Capital expenditures for property and equipment:
Exploration, development, acquisition, and leasehold costs	(203,101)	(282,256)
Other fixed assets	(1,101)	(811)
Proceeds from sales of assets	7,800	322
Net cash used by investing activities of continuing operations	(196,402)	(282,745)

Financing activities:
Proceeds from bank borrowings	208,000	-
Repayments of bank borrowings	(556,000)	-
Issuance of senior notes, net of issuance costs	491,250	-
Change in bank overdrafts	(17,050)	(35,013)
Other, net	(710)	105
Net cash provided (used) by financing activities of continuing operations	125,490	(34,908)

Cash flows of discontinued operations:
Operating cash flows	-	44,058
Investing cash flows	-	(50,196)
Financing cash flows	-	3,957
Net cash used by discontinued operations	-	(2,181)
Effect of exchange rate changes on cash	-	(126)
Net increase (decrease) in cash and cash equivalents	38,489	(208,195)
Net decrease in cash and cash equivalents of discontinued operations	-	4,145
Net increase (decrease) in cash and cash equivalents of continuing operations	38,489	(204,050)
Cash and cash equivalents of continuing operations at beginning of period	680	474,139
Cash and cash equivalents of continuing operations at end of period	$39,169	$270,089

CONTACT:
Forest Oil Corporation
Larry C. Busnardo, 303-812-1441
Director – Investor Relations